                             HMS INSURANCE HOLDINGS, INC.

                       CERTIFICATE OF THE POWERS, DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF THE
                      15% SERIES A EXCHANGEABLE PREFERRED STOCK

                               Pursuant to Section 151
                                        of the
                       Corporation Law of the State of Delaware

    The following resolutions were duly adopted by the Board of Directors of HMS Insurance Holdings, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on February 15, 1990 by unanimous written consent of the Board of Directors of the Corporation:

    WHEREAS, the Board of Directors of the corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to fix by resolution or resolutions the designation of such series of stock and the powers, preferences, and relative participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

    WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

    NOW, THEREFORE, BE IT RESOLVED, that a series of preferred stock is hereby authorized on the terms and with the provisions herein set forth:

    1. DESIGNATION, NUMBER OF SHARES AND STATED VALUE. The designation of said series of preferred stock authorized by this resolution shall be "15% Series A Exchangeable Preferred Stock," which shall consist of a maximum of 250,000 shares of such 15% Series A Exchangeable Preferred Stock, par value $0.01 per share, including any additional shares of 15% Series A Exchangeable Preferred Stock as are issued in lieu of cash dividends pursuant to Section 2 below. The stated value of each share of 15% Series A Exchangeable Preferred Stock is $1,000.00, and each share of 15% Series A Exchangeable Preferred Stock shall be validly issued and fully paid upon receipt by the Corporation of legal consideration in an amount at least equal to such stated value and shall not thereafter be assessable.

    2. DIVIDENDS. The holders of 15% Series A Exchangeable Preferred Stock shall be entitled to receive cumulative cash dividends per annum per share as set forth below out of funds of the Corporation legally available for the payment of dividends when, as, and if declared by the Corporation's Board of Directors. Such dividends, whether payable in cash or Additional Shares (hereafter defined) as provided below, shall be payable annually on April 1 of each year, commencing on April 1, 1991 (unless such day is not a business day, in which event on the next succeeding business day) (each a "Dividend Payment Date"), to holders of record as they appear on the register of the Corporation for the 15% Series A Exchangeable Preferred Stock (the "15% Series A Exchangeable Preferred Stock Register") on the March 15 immediately preceding such Dividend Payment Date. The holders of 15% Series A Exchangeable Preferred Stock shall be entitled to receive cash dividends at the rate of 15% per annum per share (based upon the stated value thereof) subject, in any case, to appropriate adjustment in the event of any stock split, reverse stock split, or similar transaction with respect to the 15% Series A Exchangeable Preferred Stock.

    At the option of the Corporation, on declaration of the Board of Directors of the Corporation, dividends payable on any or all Dividend Payment Dates through and including April 1, 1997 may be paid, in whole or in part, by issuing additional fully paid and nonassessable shares of 15% Series A Exchangeable Preferred Stock (the "Additional Shares"), instead of in cash, to the extent there is sufficient capital in the Corporation. The issuance of such Additional Shares shall constitute full payment of such dividends. If a dividend is to be paid in Additional Shares, the number of Additional Shares to be issued in payment of the dividend with respect to each outstanding share of 15% Series A Exchangeable Preferred Stock shall be determined by dividing the amount of the dividend to be paid with respect to such share by $1,000.00. In the event of any stock split, reverse stock split, or similar transaction with respect to the 15% Series A Exchangeable Preferred Stock, an appropriate adjustment shall be made to the divisor referred to in the preceding sentence. The Corporation shall at all times reserve and keep available for issue, upon declaration of dividends to be paid in Additional Shares, such number of its authorized but unissued shares of 15% Series A Exchangeable Preferred Stock as would be sufficient at such time to permit the payment of all future dividends through and including April 1, 1997 to be made in Additional Shares.

    Dividends on shares of 15% Series A Exchangeable Preferred Stock for which an escrow deposit has been accepted by the Corporation shall accumulate from the later of (a) February 15,

1990 or (b) the date the purchaser of such shares made such escrow deposit; dividends on shares of 15% Series A Exchangeable Preferred Stock for which no such escrow deposit has been accepted shall accumulate from the date of issuance of such shares. Through and including April 1, 1997, annual dividends that are not paid in full in cash or in Additional Shares will cumulate as if (A) annual dividends had been paid in Additional Shares and (B) such Additional Shares were outstanding on each succeeding Dividend Payment Date. After April 1, 1997, annual dividends shall cumulate without interest on all shares of 15% Series A Exchangeable Preferred Stock (including all Additional Shares deemed to be outstanding pursuant to the preceding sentence). Any such declaration may be for a portion, or all, of the then accumulated dividends.

    No dividend or distribution in cash, shares of capital stock, or other property shall be paid or declared and set apart for payment on any date on or in respect of the Common Stock, $0.01 per value per share, of the Corporation (the "Common Stock") or on any other series of stock issued by the Corporation ranking junior to the 15% Series A Exchangeable Preferred Stock in payment of dividends or distributions or upon liquidation, dissolution, or winding-up of the Corporation (the Common Stock and such other series of stock are collectively hereinafter referred to as the "Junior Securities") (any such dividend or distribution is hereinafter referred to as a "Junior Securities Distribution") unless all dividends with respect to the 15% Series A Exchangeable Preferred Stock for all periods ending on or before the payment date set for any Junior Securities Distribution have been paid or have been declared and set apart for payment. No dividend or distribution in cash or other property (excluding shares of the Corporation's capital stock) shall be paid or declared and set apart for payment on any date on or in respect of Junior Securities unless all dividends with respect to the 15% Series A Exchangeable Preferred Stock for the most recent dividend period ending on or before the payment date set for the Junior Securities Distribution have been paid in cash or declared and cash set apart for payment thereof. No dividend or distribution in cash, shares of capital stock, or other property shall be paid or declared and set apart for payment on any date on or in respect of any series of stock issued by the Corporation ranking PARI PASSU with the 15% Series A Exchangeable Preferred Stock in payment of dividends or distributions or upon liquidation, dissolution, or winding-up of the Corporation (collectively, the "Pari Passu Stock") (any such dividend or distribution is hereinafter referred to as a "Pari Passu Stock Distribution") unless at the same time a like proportionate dividend with respect to the 15% Series A Exchangeable Preferred Stock for all periods ending on or before the payment date set for any Pari Passu Stock Distribution shall have been paid or shall have been declared and set apart for payment. In no avant may the Corporation redeem, purchase, or otherwise acquire for value any Junior Securities or Pari Passu Stock (or set aside monies for any such purpose) unless all dividends with respect to 15% Series A Exchangeable Stock for all dividend periods ending on or before the date of such redemption, purchase, or acquisition (or such setting aside of monies) shall have been paid or shall have been declared and set apart for payment. Except as provided in this paragraph, this Section 2 shall not prohibit (A) the payment of declaration and setting aside of a dividend payable on shares of Junior Securities or Pari Passu Stock in shares of Junior Securities or Pari Passu Stock, respectively, or
(B) a redemption, purchase, or acquisition of Junior Securities or Pari Passu Stock with shares of Junior Securities or Pari Passu Stock, respectively.

    3. PREFERENCE ON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus), or proceeds thereof, shall be made to or set apart for the holders of shares of any Junior Securities, the holders of shares of 15% Series A Exchangeable Preferred Stock shall be entitled to receive payment of $1,000.00 per share held by them (or deemed pursuant to the second sentence of the third paragraph of Section 2 hereof to be held by them), plus an amount in cash equal to all accumulated and unpaid cash dividends thereon to the date of such payment, whether or not declared, subject to appropriate adjustment in the event of any stock split, reverse stock split, or similar transaction with respect to the 15% Series A Exchangeable Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, available for distribution among the holders of shares of 15% Series A Exchangeable Preferred Stock and any Pari Passu Stock shall be insufficient to pay in full the respective preferential amounts on shares of 15% Series A Exchangeable Preferred Stock and such Pari Passu Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of all such stock ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which the holders of 15% Series A Exchangeable Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. For the purpose of this Section 3, neither the merger or the consolidation of the Corporation into or with another corporation, or the merger or consolidation of any other corporation into or with the Corporation, or the voluntary sale, conveyance, exchange, transfer, or other disposition (for cash, shares of stock, securities, or other consideration) of all or substantially all the property or assets of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation.

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    4.   REISSUANCE OF SHARES.  Shares of 15% Series A Exchangeable Preferred
Stock that have been issued and have been redeemed, repurchased, or reacquired in any manner by the Corporation may be reissued by the Corporation.

    5. REDEMPTION. The 15% Series A Exchangeable Preferred Stock shall be redeemed on or before the earlier to occur of (a) April 1, 2000, or (b) 90 days following a Change In Control (hereinafter defined) of the Corporation or of Hicks, Muse Equity Fund, L.P. (other than among affiliates of the Corporation or Hicks, Muse Equity Fund, L.P., respectively), PROVIDED, HOWEVER, that no shares of 15% Series A Exchangeable Preferred Stock shall be redeemed pursuant to the preceding provisions, in whole or in part, unless and until (i) all loans made by any lender (including, without limitation, General Electric Capital Corporation) to the Corporation in connection with the March 30, 1990 acquisition of insurance companies from I.C.H. Corporation (the "Loans") have been repaid in full and (ii) any refinancings (the "Refinancings") of the Loans have been repaid in full PROVIDED FURTHER, HOWEVER, that the requirement that the Refinancings be repaid in full is only applicable if (x) the maturity date of any Refinancing does not extend past April 1, 2000, (y) the dollar amount of interest payable annually on any Refinancing does not exceed the dollar amount of interest then payable annually on the Loans being refinanced and (g) the amortization terms of any Refinancing are not substantially more onerous on the Corporation than the future amortization terms of the Loans being refinanced. A "Change in Control" shall occur if (i) there has been a sale or other conveyance of their shares such that Hicks, Muse & Co., Incorporated and Hicks, Muse Equity Fund, L.P. and their affiliates shall own, directly or indirectly, in the aggregate, less than 50% of the number of shares of capital stock of the Corporation which Hicks, Muse & Co., Incorporated, Hicks, Muse Equity Fund, L.P., Thomas O. Hicks, John R. Muse and Jack D. Furst owned, in the aggregate on March 31, 1990 or (ii) there is a change of the general partner of Hicks, Muse Equity Fund, L.P. and such new general partner is not controlled, directly or indirectly, by Thomas O. Hicks or John R. Muse. For purposes of the preceding clause, a person shall "control" a corporation if that person owns
50% or more of the voting capital stock of such corporation or a partnership if that person is a general partner of the partnership. The 15% Series A Exchangeable Preferred Stock shall be redeemed at a cash redemption price per share equal to $1,000.00 per share (including Additional Shares held by the holders of shares of 15% Series A Exchangeable Preferred Stock, or deemed held by such holders pursuant to the second sentence of the third paragraph of Section 2 hereof) plus accrued and unpaid cash dividends to the date fixed for redemption by the Board of Directors of the Corporation (the "Redemption Date"). Unless the mandatory redemption provided above shall have been made, no redemptions, conversions, acquisitions or exchanges of any other class or series of stock of the Corporation shall be made after April 1, 2000 (except (i) redemptions or acquisitions made with, or with the proceeds of the sale of, any Junior Securities and (ii) conversions into, or exchanges for, such Junior Securities).

    The shares of 15% Series A Exchangeable Preferred Stock (including Additional Shares) may be redeemed at the option of the Corporation, at any time as a whole or from time to time in part, at a cash redemption price per share equal to $1,000.00 per share plus accrued and unpaid dividends to the Redemption Date.

    If the Corporation shall, or shall elect to, redeem shares of this 15% Series A Exchangeable Preferred Stock, a notice of redemption of shares of this 15% Series A Exchangeable Preferred Stock (the "Redemption Notice") shall be given by first-class mail, postage prepaid, mailed at least 3 calendar days but not more than 60 calendar days before the Redemption Date, to each holder of the shares to be redeemed, at such holder's address as the same appears on the Stock Register of the Corporation. If fewer than all of the shares of 15% Series A Exchangeable Preferred Stock are to be redeemed on any Redemption Date, the shares to be redeemed shall be redeemed pro rata according to the number of shares held by each holder of 15% Series A Exchangeable Preferred Stock.
Each Redemption Notice shall state the Redemption Date; the number of shares of the 15% Series A Exchangeable Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder and (if deemed appropriate by the Corporation) the number(s) of the certificate(s) representing such shares;
the redemption price per share; and the place or places where certificates for such shares are to be surrendered for payment of the redemption price. Neither the failure by the Corporation to cause proper Redemption Notice to be given, nor any defect in the Redemption Notice, shall affect the legality or validity of the proceedings for such redemption.

    On or after the Redemption Date, the holders of shares of 15% Series A Exchangeable Preferred Stock which have been called for redemption shall surrender certificates representing such shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.
The Redemption Notice having been given as aforesaid, from and after the Redemption Date, unless there shall have been a default in the payment of the redemption price, all rights of the holders of such shares of 15% Series A Exchangeable Preferred Stock called for redemption, except the right to receive the redemption price together with an amount equal to all accumulated and unpaid cash dividends to the Redemption Date without interest upon surrender of their certificate or certificates, shall cease with respect to such shares, and, pending reissuance, such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

    6. OPTIONAL EXCHANGE. The 15% Series A Exchangeable Preferred Stock may be exchanged at any time at the Corporation's option (subject to the legal availability of surplus of the Corporation), in whole or in part, for 15% Junior Subordinated Debentures Due 2000 (substantially in the form attached hereto as EXHIBIT A) to be issued by the Corporation (the "Exchange Debentures") at the rate of $1,000 principal amount of Exchange Debentures for each $1,000 of liquidation preferences of 15% Series A Exchangeable Preferred Stock being exchanged, subject to appropriate adjustment in the event of any stock split, reverse stock split, or similar transaction with respect to the 15% Series A Exchangeable Preferred Stock. No exchange, in whole or in part, may be made if at the time of exchange, an Event of Default (as defined in the Exchange Debentures or in any indenture pursuant to which such Exchange Debentures are issued), or an event that with the passage of time or the giving of notice, or both, would constitute an Event of Default, under the Exchange Debentures (or any such indenture) shall have occurred and be continuing or will occur as a result of the exchange. An amount equal to any accumulated and unpaid cash dividends that accumulated up to the date fixed for exchange on any such shares of 15% Series A Exchangeable Preferred Stock (including on all Additional Shares deemed to be outstanding pursuant to the second sentence of the third paragraph of Section 2 hereof) exchanged for Exchange Debentures shall be paid on the date of exchange, and shall be paid, at the option of the Corporation, either in cash or in additional Exchange Debentures in a principal amount equal to the amount of such accumulated and unpaid dividends up to the date fixed for exchange.

    If fewer than all of the shares of 15% Series A Exchangeable Preferred Stock are to be exchanged, the shares to be exchanged shall be redeemed pro rata according to the number of shares held by each holder of 15% Series A Exchangeable Preferred Stock. Notice of any exchange, in whole or in part, of 15% Series A Exchangeable Preferred Stock for Exchange Debentures shall be mailed to each holder of 15% Series A Exchangeable Preferred Stock to be exchanged at his last address as it appears upon the 15% Series A
Exchangeable Preferred Stock Register at least 30 days and not more than 60 days prior to the date fixed for exchange. Notice having been given as aforesaid, at the date fixed for exchange, the rights of holders of 15%
Series A Exchangeable Preferred Stock shall cease. Holders who surrender their shares of 15% Series A Exchangeable Preferred Stock and receive
Exchange Debentures shall be treated as the registered holder or holders of such Exchange Debentures. Interest will accrue on the Exchange Debentures from the date fixed for exchange. Failure to provide such notice, or any defect in such notice, shall not affect the validity of the exchange, except as to any holder of 15% Series A Exchangeable Preferred Stock who did not receive such notice or whose notice was defective.

    7. VOTING. Except as required by law or any provision of the Certificate or Incorporation of the Corporation, the holders of the outstanding shares of 15% Series A Exchangeable Preferred Stock shall not be entitled to vote on any matter submitted to a vote of stockholders.

    8. OTHER RIGHTS. Without the written consent of the holders of a majority of the outstanding shares of 15% Series A Exchangeable Preferred Stock, or the affirmative vote of the holders of a majority of the outstanding shares of 15% Series A Exchangeable Preferred Stock (voting as a class to the exclusion of any other series of preferred stock of the Corporation) at a meeting of the holders of 15% Series A Exchangeable Preferred Stock called for such purpose, the Corporation shall not (i) increase the authorized number of shares of 15% Series A Exchangeable Preferred Stock; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation of the Corporation so as to materially and adversely affect the preferences, rights or powers of the holders of the 15% Series A Exchangeable Preferred Stock; PROVIDED, HOWEVER, that (x) the creation or issuance of, or any increase or decrease in the amount of, any class or series of authorized capital stock or the Corporation (other than the 15% Series A Exchangeable Preferred Stock) or (y) any increase, decrease or change in the par value of any such class or series shall not require the consent of any holder of the 15% Series A Exchangeable Preferred Stock and shall not be deemed to materially and adversely affect the preferences, rights, or powers of the holders of the 15% Series A Preferred Stock; PROVIDED FURTHER, HOWEVER, that any such amendment, alteration, or repeal that (A) reduces the amount or changes the type or timing of the dividends payable on the 15% Series A Exchangeable Preferred Stock; (B) reduces the amount payable on redemption thereof pursuant to Section 5, or the amount payable in the event of liquidation, dissolution, or winding up of the Corporation pursuant to Section 3; or (C) reduces the amount of Exchange Debentures issuable upon exchange thereof pursuant to Section 6, or otherwise amends or alters provisions of the Exchange Debentures or any indenture pursuant to which they are issued that would otherwise not be subject to amendment or alteration under the provisions of the Trust indenture Act of 1939, as amended, without the consent of all holders of Exchange Debentures, shall require the affirmative vote of the holder of each share of 15% Series A Exchangeable Preferred Stock at a meeting of holders of 15% Exchangeable Preferred Stock called for such purpose or the written consent of the holder of each share of 15% Exchangeable Preferred Stock.

    9. REPORTS. So long as any of the 15% Series A Exchangeable Preferred Stock is outstanding, the corporation will furnish the holders thereof with any quarterly and annual financial statements (including a balance sheet and income statement) regularly prepared by or for the corporation.

    10.  GENERAL PROVISIONS

         (a) The term "person" as used herein means any corporation, partnership, trust, organization, association, other entity, or individual.

         (b) The term "outstanding," when used in reference to shares of stock, shall mean issued shares, excluding (i) shares held by the Corporation and (ii) in the case of Section 5, shares owned by any affiliate of the Corporation.

         (c) The headings of the sections herein are for convenience of reference only and shall not define, limit, or affect any of the provisions hereof.

         (d) Each holder of 15% Series A Exchangeable Preferred Stock or Exchange Debentures, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption, and repurchase of, such securities by the Corporation are subject to restrictions contained in certain credit and financing agreements of the Corporation.

    IN WITNESS WHEREOF, HMS Insurance Holdings, Inc. has caused this certificate to be made under the seal of the Corporation signed by its President and Secretary, respectively, this 29th day of March, 1990.

                                  /s/unreadable
                                  -----------------------------------
                                  Chairman of the Board

                                  /s/unreadable
                                  -----------------------------------
                                  Secretary
[Seal]

                                      EXHIBIT A

                      FORM OF 15% JUNIOR SUBORDINATED DEBENTURE

THIS 15% JUNIOR SUBORDINATED DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR THE RULES AND REGULATIONS THEREUNDER.

                             HMS INSURANCE HOLDINGS, INC.
                          15% JUNIOR SUBORDINATED DEBENTURE
                                  DUE APRIL 1, 2000

$                                                                         , 19
 ------------------                                         --------------    --

    FOR VALUE RECEIVED, HMS Insurance Holdings, Inc. a Delaware corporation
(the "Company"), hereby promises to pay to the order of __________________ (the "Lender"), or its assigns, at _______________________________ or such other place as the holder hereof may designate from time to time in writing to the Company, the principal sum of ___________________ Dollars ($_________), an amount equal to the aggregate stated value of all shares of the Company's 15% Series A Exchangeable Preferred Stock in exchange for which this 15% Junior Subordinated Debenture is issued, plus all cash dividends accrued but unpaid thereon to the date fixed for exchange in lawful money to the United States of America in immediately available funds, on April 1, 2000, together with interest on the principal balance hereof at a rate of the lesser of (i) fifteen percent (15%) per annum; or (ii) the highest rate allowed by applicable law.

    The principal of and interest upon this 15% Junior Subordinated Debenture shall be due and payable as follows:

    (a) Interest on the unpaid principal balance hereof from time to time outstanding shall be computed, as aforesaid, annually and shall accrue from the date hereof and shall be payable in full on April 1 of each year PROVIDED, HOWEVER, that, at the option of the Company, interest accrued and payable on any interest date through and including April 1, 1997 may be paid, in whole or in part instead of in cash, by issuing additional 15% Junior Subordinated Debentures in a principal amount equal to the amount of interest then due.

    (b) The principal amount of this 15% Junior Subordinated Debenture shall be due and payable in full on April 1, 2000.

    Notwithstanding the foregoing, the Company may prepay this 15% Junior Subordinated Debenture, as a whole or in part, as hereinafter set forth, without premium, penalty, or fee.

    This is a 15% Junior Subordinated Debenture issued upon exchange of shares of 15% Series A Exchangeable Preferred Stock in accordance with that certain certificate of the Powers, Designations, Preferences and Rights of the 15% Series A Exchangeable Preferred Stock, filed with the Secretary of State if Delaware in March 29, 1990 (the "Certificate of Designation").

    The holder hereof by acceptance of this 15% Junior Subordinated Debenture agrees that the indebtedness evidenced by this 15% Junior Subordinated Debenture (including interest accruing after bankruptcy, if any), and any renewals or extensions thereof, shall at all times and in all respects be subordinate and junior in right of payment to (i) the Company's senior and subordinated indebtedness issued pursuant to the terms and conditions of a Senior Loan Agreement dated as of March 30, 1990 between the Company, GICC and certain lenders named therein (the "Debt"), (ii) all indebtedness ranking senior to or pari passu with any of the Debt, and (iii) any and all Refinancings, as defined in, and meeting the conditions of (x) - (z) of, Section 5 of the Certificate of Designation, extensions or renewals of any of the Debt or senior or pari passu indebtedness, in whole or in part (collectively, the "Senior Debt").

    The terms "subordinate" and "junior" shall mean:

    (i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement, or other similar proceedings in connection therewith, relative, relative to the Company or to its creditors, as such, or to its property, and in the event of any proceedings, for voluntary liquidation, dissolution, or other winding-up of the Company, whether or not involving insolvency or bankruptcy, than the holders of Senior Debt shall be entitled to receive payment in full of all principal, premium and interest (including interest thereon accruing after the commencement of such proceedings) on all Senior Debt before the holder of this 15% Junior Subordinated Debenture is entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this 15% Junior Subordinated Debenture, except securities which are subordinate and junior in right of payment to the payment of all Senior Debt than outstanding. Each holder of this 15% Junior Subordinated Debenture agrees that it will not, in any proceeding described above, voluntarily cancel or forgive any of the indebtedness evidenced by this 15% Junior Subordinated Debenture.

    (ii) In the event that this 15% Junior Subordinated Debenture or any portion hereof is declared or become due and payable before its expressed maturity for any reason (under circumstances when the provisions of the foregoing paragraph (i) or the following paragraph (iii) shall not be applicable), no amount shall be paid by the Company in respect of the principal of or interest on this 15% Junior Subordinated Debenture except at the stated maturity hereof (all subject to the provisions of paragraphs (i) and (iii) hereof), unless and until all Senior Debt outstanding at the time this 15% Junior Subordinated Debenture so becomes due and payable shall have been paid in full or payment thereof shall have been provided for in a manner satisfactory to the holders of such outstanding Senior Debt.

    (iii) In the event that any default shall occur and be continued with respect to any Senior Debt which involves a payment of default or which permits, or which, with the giving of notice, lapse of time or both, would permit the holders of such Senior Debt to accelerate the maturity thereof, the holders of this 15% Junior Subordinated Debenture shall not be entitled to receive any payment on account of principal, premium, or interest hereon (including any such payment which would cause such default) unless payment in full shall have been made on all principal of, and premium and interest on, all Senior Debt if either
(a) notice of such default, in writing or by telegram, shall have been given to the Company, or (b) judicial proceedings shall be pending in respect if such default, or (c) such default shall be in the payment of principal of, or premium or interest on, Senior Debt. The Company, forthwith upon receipt of any notice received by it pursuant to this paragraph (iii), shall send a copy thereof by certified mail or by telegram to the holder of this 15% Junior Subordinated Debenture.

    (iv) In the event the holder of this 15% Junior Subordinated Debenture shall receive any payment in cash, property, or securities or distribution in respect of this 15% Junior Subordinated Debenture which would contravene the provisions of the preceding paragraph (i), (ii), or (iii), the holder of this 15% Junior Subordinated Debenture agrees to hold any such payment or distribution in trust and immediately to pay over such payment or distribution to the holders of Senior Debt for application to the Senior Debt in accordance with the terms and conditions of such Senior Debt.

    (v) No present or future holder of Senior Debt shall at any time be prejudiced or impaired in any way in his right to enforce subordination of this 15% Junior Subordinated Debenture by any act or failure to act on the part of the Company, or by any act or failure to act, in good faith, by any such holder of Senior

Debt, or by any noncompliance by the Company with the terms, provisions and obligations hereof, regardless of any knowledge any holder of Senior Debt may be charged with. The provisions of this 15% Junior Subordinated Debenture are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand and the holder of this 15% Junior Subordinated Debenture on the other hand and nothing herein shall impair as between the Company and the holder and the holder of this 15% Junior Subordinated Debenture the obligation of the Company, which is unconditional and absolute, to pay to the holder hereof the principal, premium, if any, and interest, if any, thereon in accordance with its terms, nor shall anything herein prevent the holder of this 15% Junior Subordinated Debenture from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights, if any, under this 15% Junior Subordinated Debenture of holders of Senior Debt to receive cash, property, or securities otherwise payable or deliverable to the holder of this 15% Junior Subordinated Debenture.

    (vi) The Company agrees, for the benefit of the holders of Senior Debt, that, in the event that this 15% Junior Subordinated Debenture or portion hereof shall become due and payable before its expressed maturity for any reason, the Company shall give prompt notice in writing of such happening to the holders of Senior Debt.

    (vii) Each and every holder of this 15% Junior Subordinated Debenture by acceptance hereof shall undertake and agree for the benefit of each holder of Senior Debt to execute, verify, deliver, and file any proofs of claim, consents, assignments, or other instruments which any holder of Senior Debt may at any time require to prove and realize upon any rights or claims pertaining to this 15% Junior Subordinated Debenture and to effectuate the full benefit of the subordination contained herein; and upon failure of the holder of this 15% Junior Subordinated Debenture so to do, any such holder of Senior Debt shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of this 15% Junior Subordinated Debenture to execute, verify, deliver, and file any such proofs of claim, consents, assignments, or other instruments.

    Upon (a) liquidation of the Company, or (b) the expiration of 90 days or more after a Change In Control (as defined in the Certificate of Designation) of the Comapny or of Hicks, Muse Equity Fund, L.P. (other than among affiliates of the Company or of Hicks, Muse Equity Fund, L.P.) the principal of, and accrued and unpaid interest on, this 15% Junior Subordinated Debenture may, without demand, notice, or legal process of any kind, be declared by the holder hereof, and in such event immediately shall become, due and payable in full, subject, however, to the provisions of the preceding paragraphs (i), (ii) and (iii).

    No recourse shall be had for the payment of the principal of, or the interest on, this 15% Junior Subordinated Debenture, or for any claims based hereon or otherwise in respect hereof, against any past, present, or future incorporator, stockholders, officer, or director of the Company; such liability being, by acceptance and as a part of the consideration for the issuance hereof, expressly released.

    It is the intention of the Company and the holder of this 15% Junior Subordinated Debenture that the Company and the holder of this 15% Junior Subordinated Debenture strictly comply with applicable usury laws so that in no event shall the amount paid, agreed to be paid, or requested to be paid to the holder of this 15% Junior Subordinated Debenture exceed the maximum amount permitted by applicable law, and the Company and the holder of this 15% Junior Subordinated Debenture agree that the amounts agreed to be paid or requested to be paid hereby shall not exceed the maximum amount permitted by applicable law, and in the event the amount paid exceeds the amount permitted by applicable law, such excess shall be applied to the principal of this 15% Junior Subordinated Debenture and any excess refunded to the Company.

    This 15% Junior Subordinated Debenture shall be deemed to be a contract made under the laws of the state of Delaware, and for all purposes shall be governed by, and shall be construed in accordance with, the internal laws of such state, without regard to the conflicts of law principles thereof.

    The Company and every guarantor and endorser hereof hereby waive presentment, demand, notice of nonpayment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest, and all other demands and notices in connection with the delivery, acceptance, performance, and enforcement of this 15% Junior Subordinated Debenture. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

                                  HMS INSURANCE HOLDINGS, INC.


                                       By:
                                           ------------------------------------
                                       Name:
                                             ----------------------------------
                                       Title:
                                              ---------------------------------

                                  STATE OF DELAWARE

                           OFFICE OF THE SECRETARY OF STATE


    I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

AMENDMENT OF "HMS INSURANCE HOLDINGS, INC." FILED IN THIS OFFICE ON THE TWENTY-

SEVENTH DAY OF MARCH, A.D. 1990, AT 12:20 O'CLOCK P.M.

                                   * * * * * * * * *















                          [SEAL]        /s/ William T. Quillen
                                        ---------------------------------------
                                        WILLIAM T. QUILLEN, SECRETARY  OF STATE

                                        AUTHENTICATION: *3806379
                                                  DATE: 03/03/1993